UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2020

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726		73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)		(IRS Employer Identification No.)
6100 North Western Avenue	Oklahoma City	OK	73118
(Address of principal executive offices)			(Zip Code)
	(405)	848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CHK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Led by the Board of Directors of Chesapeake Energy Corporation (the “Company”), the Company has conducted a comprehensive review of its compensation program for its entire workforce to determine whether it continues to effectively incentivize and retain its employees in light of the unprecedented market volatility and historic decline in commodity prices. As a result of this review, the Company and its Board of Directors (the “Board”) have modified the Company’s compensation program effective as of May 5, 2020. Under the revised program, our four highest paid named executive officers have each agreed to the following reductions in their target variable compensation relative to their 2019 target variable compensation (i.e., 2019 Annual Incentive Program target value and 2019 Long-Term Incentive Program aggregate grant date target value): 34% for Robert D. Lawler, President and Chief Executive Officer, 34% for Domenic J. Dell’Osso, Executive Vice President and Chief Financial Officer, 33% for Frank J. Patterson, Executive Vice President - Exploration and Production and 28% for James R. Webb, Executive Vice President - General Counsel and Corporate Secretary. The target variable compensation will remain the same as 2019 for our fifth named executive officer, William M. Buergler, Senior Vice President and Chief Accounting Officer.

The Board and Compensation Committee, with the advice of their independent compensation consultant and legal advisors, determined that the historic compensation structure and performance metrics would not be effective in motivating and incentivizing the Company’s workforce. As a result, given the current circumstances, the Board and the Company implemented the following revised compensation structure for the Company’s senior executives (including our named executive officers), employees and non-employee directors.

Senior Executives and Named Executive Officers: The target variable compensation of certain senior employees, including our named executive officers and designated vice presidents, will be prepaid with an obligation to refund up to 100% of the compensation (on an after-tax basis) if certain conditions are not satisfied. The total amount paid to these 21 employees will be approximately $25 million. Our named executive officers’ target compensation will be earned 50% based on their continued employment for a period of up to 12 months and 50% based on achieving certain specified incentive metrics. As a condition to participating in the revised program, our named executive officers and vice presidents are required to waive participation in the Company’s 2020 annual bonus plan and waive their rights to all equity compensation awards with respect to 2020. All outstanding equity compensation awards held by our named executive officers and vice presidents have been cancelled. Similarly, the Board waived the remaining portion of the repayment requirement with respect to the 2018 Cash Retention Awards granted to Messrs. Lawler, Dell’Osso, Patterson and Webb on July 31, 2018.

Employees: To maintain the stability and continuity of our workforce and minimize distractions arising from the uncertainty associated with our compensation program, the Company’s annual incentive plan will be converted into an opportunity for our employees to receive cash retention payments earned on a quarterly basis over a 12-month period, subject to their continued employment. The Company and the Board believe the revised compensation program’s emphasis on retention is essential to keep employees engaged and focused on the tasks necessary to achieve the Company’s short- and long-term goals.

Non-Employee Directors: The Board also revised the Company’s non-employee director compensation program. Under the revised program, non-employee director compensation was reduced by approximately 15% on an aggregate basis and all non-employee director compensation will be paid in cash on a quarterly basis.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb
Executive Vice President — General Counsel and Corporate Secretary
Date:  May 8, 2020